Exhibit 99.1

                                        News

Bausch & Lomb Names Efrain Rivera Senior Vice President and Chief Financial Officer, Succeeding Stephen C. McCluski
Who Will Retire June 30, 2007

FOR RELEASE MONDAY, MARCH 19, 2007

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today announced that Efrain Rivera has been named senior vice president and chief financial officer, succeeding Stephen C. McCluski who has announced his plan to retire on June 30. McCluski will serve as senior vice president-corporate strategy, responsible for strategic business development activities, until his retirement.

“We’re very fortunate to have an executive of Efrain Rivera’s caliber to succeed Steve in the CFO function,” said Chairman and CEO Ronald L. Zarrella. “Efrain has managed successively more responsible positions in business analysis, investor relations, commercial operations and treasury, and has demonstrated that he has the experience, perspective and leadership skills to be an exceptional CFO.”

Rivera, 50, joined Bausch & Lomb in 1989 and has held management and executive positions in Corporate Treasury, Business Analysis and Investor Relations. He has served as general manager of Bausch & Lomb Mexico, vice president-finance for Global Vision Care, and president-Bausch & Lomb Canada and Latin America. He was elected an officer of the company in 2002, and has been corporate vice president and treasurer since 2004. Prior to joining Bausch & Lomb he served as an attorney in the Civil Division of the U.S. Department of Justice.

Rivera received a B.S. degree from Houghton College, Houghton, N.Y., an MBA in Finance from the William E. Simon Graduate School of Business at the University of Rochester, a J.D. degree from New York University, and an Executive Doctorate in Management from Case Western Reserve University, Cleveland, Ohio. A member of Beta Gamma Sigma, the national honor society in business, at both the Masters and Doctoral levels, Rivera is a Certified Management Accountant® (CMA), Certified Financial Manager ® (CFM) and a member of the Institute of Management Accountants.

“Steve McCluski has served Bausch & Lomb with great distinction during his 19-year career here, 12 of those years as CFO,” said Zarrella. “The Board of Directors and I are grateful for his contributions to the growth and success of our businesses. While I will especially miss his wise counsel, over the past few years he has developed an outstanding successor in Efrain Rivera, and that will allow us to manage through this transition smoothly and efficiently.”

McCluski, 54, has been with Bausch & Lomb since 1988, when he joined the company as director-financial planning and analysis for the former Personal Products Division. He served as vice president and controller for the former Eyewear Division, president of the former Outlook Eyewear subsidiary and was named corporate vice president and controller in 1994. He has served as Chief Financial Officer since 1995.

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News Media Contact:
Barbara M. Kelley
585.338.5386
bkelley@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
dritz@bausch.com
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Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.